Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of
Gerber Scientific, Inc.:

     We consent to the incorporation by reference in this Registration Statement on Form S-8 of Gerber Scientific, Inc. of our report dated May 28, 2003 relating to the consolidated balance sheets of Gerber Scientific, Inc. and subsidiaries as of April 30, 2003 and 2002 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended April 30, 2003, which report appears in the annual report of Gerber Scientific, Inc. on Form 10-K for the fiscal year ended April 30, 2003.

/s/ KPMG LLP

Hartford, Connecticut
June 28, 2004